Exhibit 10.47

[AR Global Letterhead]

405 Park Avenue, New York, NY 10022

T: (212) 415-6500 F: (212) 230-1847

www.ar-global.com

December 16, 2016

VIA EMAIL

American Realty Capital Global Trust II, Inc.

405 Park Avenue, 14th Floor

New York, NY 10022

Attention: Special Committee of the Board of Directors

Re:	Reimbursement of Offering and Related Costs (“O&O”) of American Realty Capital Global Trust II, Inc. (the “Company”)

Dear Special Committee:

On behalf of American Realty Capital Global II Advisors, LLC (the “Advisor”) and AR Global Investments, LLC (“Guarantor”), we write to confirm the agreement between the Company and the Advisor and Guarantor regarding the resolution and reimbursement of excess O&O expenses paid by the Company in connection with its initial public offering (the “IPO”). For good and valuable consideration, the sufficiency of which is hereby acknowledged, the undersigned parties agree as follows:

1.	Excess O&O.

a.	The Company was responsible for reimbursing the Advisor and its affiliates for O&O expenses, up to a cap of 2.0% of gross proceeds from the IPO (the “Cap”).

b.	The IPO lapsed in accordance with its terms and, as of the date hereof, the Company has reimbursed the Advisor for an amount of O&O expenses in excess of the Cap by $6,300,000 (the “Excess Amount”).

2.	Class B Units. The Advisor currently owns 66,344 unvested Class B units in the Company (the “Earned Units”). Based on an agreed per unit value of $22.50 when the Earned Units were issued, the aggregate value of the Earned Units would be $1,492,740 (the “Deemed Earned Units Value”). The Earned Units will vest upon the consummation of the merger of the Company into a subsidiary of Global Net Lease, Inc. (the “Merger”) as contemplated by the Merger Agreement, dated as of August 8, 2016 (the “Merger Agreement”). On the date of the consummation of the Merger, the aggregate value of the Earned Units for purposes of this letter agreement will be equal to an amount determined by multiplying (i) the 30-day volume weighted average price of the Global Net Lease, Inc. common stock determined at close of business on the next preceding business day by (ii) the number of Earned Units, and multiplying the product of (i) and (ii) by 2.27 (such amount, the “Earned Units Value”).

American Realty Capital Global Trust II, Inc.

December 16, 2016

3.	Repayment of the Excess Amount. The Advisor and Company agree that the Excess Amount shall be repaid to the Company by the Advisor pursuant to the following terms:

a.	Upon the first to occur of (i) the closing of the Merger (or immediately prior thereto), or (ii) the termination of the Merger Agreement for any reason, the Advisor shall tender to the Company the Earned Units as partial satisfaction of the Excess Amount, in an amount equal to either the Earned Units Value (if on the date of closing of the Merger) or the Deemed Earned Units Value (if on the date the Merger Agreement is terminated). Following tender of the Earned Units to the Company, the net Excess Amount owed by the Advisor shall be the “Net Excess Amount.”

b.	The Advisor will pay to the Company the Net Excess Amount in eight (8) equal monthly installments (each, a “Monthly Payment”), with the first Monthly Payment being due on the 15th day of the month first following the earlier of the closing of the Merger or the termination of the Merger Agreement. Each Monthly Payment thereafter shall be due on the 15th of each successive month.

4.	AR Global Guaranty. Guarantor hereby unconditionally and irrevocably guarantees to the Company the due and punctual payment in full (and not merely the collectability) by the Advisor, an indirect wholly owned subsidiary of the Guarantor, of the payment obligation set forth in Paragraph 3.b of this letter agreement (the “Obligation”). Guarantor’s obligations hereunder shall be primary; shall not be contingent upon pursuit by the Company of any remedies it may have against the Advisor; and shall not be subject to any counterclaim, set-off, reduction or defense based upon any claim that Guarantor may have against the Company or the Advisor. Guarantor agrees that the Company, in its absolute discretion, without notice to or further assent of Guarantor and without in any way releasing, affecting or impairing the Guarantor’s obligations hereunder, may from time to time with respect to the Obligation: (a) waive compliance, or any defaults, or grant any other indulgences; and (b) enter into amendments, modifications, substitutions and extensions. Guarantor hereby unconditionally and irrevocably waives: (a) presentment, demand and presentment for payment and protest of non-payment; (b) notice of acceptance of this guaranty; (c) notice of any default under the Obligation and notice of all indulgences; (d) demand for observance, performance or enforcement of any of the terms or provisions of this guaranty or any other documents or agreements; and (e) all other notices and demands otherwise required by law which Guarantor may lawfully waive.

5.	Release of Claims. Reference is made to the Termination Agreement, dated as of August 8, 2016 (the “Termination Agreement”), by and among the Company, American Realty Capital Global II Operating Partnership, L.P., the Advisor, and others. The undersigned parties acknowledge and agree that the obligations set forth in this letter agreement are excluded from the release of claims set forth in Section 7 of the Termination Agreement and, as to any claims for enforcement of this letter agreement, no release, waiver or discharge was intended to be or is given by Section 7 of the Termination Agreement unless and until the Earned Units have been tendered and full payment of the Net Excess Amount has been made in accordance with the terms hereof.

American Realty Capital Global Trust II, Inc.

December 16, 2016

6.	Successor and Assigns; No Acceleration. The provisions of this letter agreement shall inure to the benefit of, and be binding upon, the Company, the Advisor and Guarantor and their respective successors and assigns. The consummation of the Merger shall not accelerate any payment obligations of the Advisor set forth herein.

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American Realty Capital Global Trust II, Inc.

December 16, 2016

Please confirm your agreement with the above by countersigning this letter and returning to the undersigned.

Sincerely,

American Realty Capital Global Trust II Advisors, LLC

By:	/s/ Jesse Galloway
Name:	Jesse Galloway
Title	Authorized Signatory

AR Global Investments, LLC

By:	/s/ Jesse Galloway
Name:	Jesse Galloway
Title:	Authorized Signatory

Confirmed and Agreed to this 16th day of December 2016 by:

American Realty Capital Global Trust II, Inc.

By:	/s/ Lee M. Elman
Name:	Lee M. Elman
Title:	Director